 EXHIBIT 10.6

Employment contract

Shanghai Solarmax Technology Co. Ltd. ( Party A hereby employ GU YU-MIN (Party B) as a contract employee. According to <The labor contract law of PRC>, <Regulations of Shanghai Municipality on the administration of labor and personnel of foreign enterprises > ( as Regulations), and the relative Chinese laws, regulations, Party A and Party B reach the agreement and sign this contract, and comply with this contract:

Clause one: Contract period, probation period

1. The contract period started at 2016/6/22 and end at 2018/6/23, for two years.

2. Since the contract becomes effective, 0months will be the probation period.

3. The contract immediately terminated with the expiry date of the contract. For the working requirement, after the negotiation between both parties, the contract can be extended.

Clause two: working position

1. Party A assign Party B as the executive manager position. Party B must obey the job assignment and complete the assignment in terms of quality and quantity on time.

2. According to requirement of production and operation and Party B’s working performance and ability, Party A remain the right to adjust the working position of Party B. Party B remain the right to reflect personal view to party A. However, without Party A’s permission, Party B must obey the assignment and management of Party A.

Clause three: working condition, labor protection

1. Party A must offer the working condition which satisfy the national health and security regulations, ensure the personal security of Party B and allow Party B to work under non-harmful working environment.

2. According to the real circumstance, Party A should obey the regulation and provide party be with necessary labor protection instrument

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Clause four: education and training

1. During the period of contract, Party A must offer ethic, technique, security and all other regulated training and education.

Clause five: Working hours

1. Party A introduce five day a week , forty hours, 8 hours per day work principle. The beginning and end time is obey the principle of Party A

2. Party B has the right to enjoy all legal holidays with salary.

3. If it is necessary Party A require Party B to work on extra hours, the economical compensation will be offer according to Regulations.

Clause sixLabour remuneration

1. Obey to Party A’s current Labour remuneration regulation

2. When Party adjust the salary standard , new Labour remuneration are executed, Party B’s working portion or situation changes, Party A is allow to adjust Party B' wage.

3. Party A releases wages on 15thevery month, the remuneration of Party B will be 30000 RMB including all the benefits listed in <stuff manual>, the remuneration during the probation period will be30000 RMB

Clause sevenlabour insurancebenefits

1. In accordance with national laws, regulations and policies relating to social insurance,Party B is able to enjoy the rights of labour insurance,medical insurance and all benefits.

2.In accordance with the national and Shanghai policies and regulations ,Party A shall pay the basic pension, basic medical, unemployment, work injury and maternity insurance costs, for the Party B

3.Due to Party B’s illness or injury of work, in accordance with Regulations, should be offered with medical period. During that period, the wage of Party B and the medical fee should obey the national and Shanghai policies.

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Clause eight: work principle

Party B should obey Party A’s <stuff manual>, obey the regulated working procedure, regulations, ethic standard, confidential contract and etc. Party A may reward or punish Party B due to certain situation.

Clause nine: confidential contract

During the period of contract, Party B shall be able to contact with the relative business opportunities, classified information, research, innovation, engineer project & information, the content of meeting ( the secret of company asset). Due to the trust, Party A release those information to Party B Party B should obey the following agreement:

1. Confirm Party A’ s company be unique owner of the secret of company asset, hold all kind of rights

2. Party B should take the secret of company asset as classified information, should not disclose to any other third party or allow any other third party get access to these information.

3. Party B should do the best to keep such kind of information from disclosure.

4. Party B should not use the benefits, which originated from secret of company assets, on himself or any other group or organization, unless achieve an agreement with Party A with a written agreement.

5. In accordance with Party A’s request in any time,Party B should return the all information of secret of compamy assets within three hour or at lest the end of the working hour. No copy is allow to remain.

6. If Party B violates those regulations, Party B should make compensation to Party A for all the resulting damage. Pay back 10 times of wages per months and pay back all the benefits which offered by Party A.

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Clause Ten termination of contract

1. One of the following situation, Party A can terminate the contract

(1) Party B do not qualified during the probation.

(2) Severely violate the regulation.

(3) Severe misconduct , corruption and make major damage to Party A’s benefit

(4) Violate the law

(5) For medical reason, can not recover to qualify the previous working position

(6) Fail to qualify the job , even after training or position adjustment

(7) The objective conditions changed dramatically, can not execute the original contract, can not reach an agreement of contract modification.

(8) Party A is bankrupted or meets a crisis which can be not allow to operate, require cut down members.

2. one of the following situation, Party B can terminate the contract

(1) in the period of probation

(2) Party A did not pay salary or offer work condition according to the contract

(3) Party A use violence, threaten or illegal methods to force working

(4) Party B resigned

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3. one of the following situation, Party B can not terminate the contract

(1) medical reason

(2 working damage or work illness during treatment

(3) female pregnancy

(4) during the contract period, do not fit into certain clause of the contract

(5) against any laws or regulations

4. Party A or Party B want to terminate the contract, should inform the other party at one month before. Exceptions are allowed for special circumstance

5. After termination of the contract , Party B’s compensation obeys Regulations.

Clause ten : Liability for breach the contract

1. Either Party, who breach the contract, should take the liability and compensate the other party.

2. During the contract period, Party A offer Party B a foreign training project, need a extension of the contract. A new contract should be made. If Party B resigned after the training, Party B should return the training fee.

Clause eleven: labour dispute

When dispute occur during the contract of the period, both parties should negotiate first. If negotiation does not work, the parties have the rights to require arbitration from the arbitration committee.

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Clause twelveothers

1. There are two contracts in one form, each for one Party, the contract is valid after the signing.

2. The missing information of this contract has been regulated in the <staff manual> of the company, Party B had been acknowledge and agree to obey the <staff manual>

3. Through negotiations the Parties may reach a mutual agreement to enter into a supplemental agreement to address other issues not referred to in this Agreement. The supplementary agreement and its annexures shall be considered part of the Agreement and have same legal effect.

4.This Agreement shall be governed by the laws of the People’s Republic of China.

Party A	Party B
Legal representative	Employee
Time	Time

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